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                                                                   EXHIBIT 10.42


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


        This AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of September 25, 1998, by and between Excel Realty Trust, Inc., a Maryland corporation (the "Company"), and Gary B. Sabin ("Executive") with respect to that certain Employment Agreement between the Company and Executive dated as of May 14, 1998 (the "Employment Agreement"). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Employment Agreement.

                                    RECITALS

        A. The Company and Executive entered into the Employment Agreement dated as of May 14, 1998.

        B. The Company and Executive now desire to amend certain terms and provisions of the Employment Agreement as set forth herein.

                                    AGREEMENT

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1. Relation to Employment Agreement. Except as hereby amended, the Employment Agreement shall continue in full force and effect.

        2. Compensation and Related Matters. Section 5(c) of the Employment Agreement is hereby amended by deleting the current Section 5(c) in its entirety and replacing it with the following:

        "(c) Stock Options. Effective as of the Effective Time, Executive shall be awarded (i) stock options (which shall be incentive stock options to the extent such treatment is available under applicable law) to purchase 186,500 shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), which options shall vest pro-rata over the remaining time period for the outstanding stock options in New Plan Realty Trust held by Arnold Laubich but in no event shall such options vest less favorably to Executive than on the first, second, third and fourth anniversaries of the date of grant in equal installments (collectively, the "Stock Options"); and (ii) stock options to be awarded in the future at the times, in the amounts and on the terms awarded to Arnold Laubich. Each share of Common Stock subject to the Stock Options shall have an exercise price equal to the closing price of a share of Common Stock on the date the Effective Time occurs. The Stock Options shall be subject to the terms and conditions of the Company's 1993 Stock Option Plan (as amended, the "Company Option Plan"). The Company hereby represents and warrants to Executive that, at the time of grant: (a) the Company Option Plan will have sufficient shares available to effect the grant and exercise of the Stock Options and the Company Option Plan has been approved by its shareholders, (b) the Stock Options will


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be properly authorized and approved by the Board and/or its compensation committee, (c) the Common Stock underlying the Stock Options will be registered on Form S-8 and (d) the Common Stock underlying the Stock Options will be listed on the New York Stock Exchange."

        3. Miscellaneous. This Amendment shall be governed and construed on the same basis as the Employment Agreement, as set forth therein.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                              EXCEL REALTY TRUST, INC.,
                              a Maryland corporation


                              By: /s/ Richard B. Muir
                                  ----------------------------------------------
                              Name: Richard B. Muir
                              Title: Executive Vice President


                              /s/ Gary B. Sabin
                                  ----------------------------------------------
                              GARY B. SABIN


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